As filed with the Securities and Exchange Commission on November 27, 1996
                                            Registration No. 333-________
===========================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM S-3
                           REGISTRATION STATEMENT
                      Under The Securities Act of 1933

                         SOCKET COMMUNICATIONS, INC.
              (Exact name of Registrant as specified in charter)

	        		Delaware				                                		94-3155066
(State or other jurisdiction of                      (I.R.S. Employer
 incorporation or organization)		                	 Identification Number)

                   37400 Central Court,  Newark, CA  94560
                                (510) 744-2700
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     DAVID W. DUNLAP, Chief Financial Officer
                            SOCKET COMMUNICATIONS, INC.
                        37400 Central Court, Newark, CA  94560
                                 (510) 744-2700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              BARRY E. TAYLOR, ESQ.
                            CHRISTOPHER F. BOYD, ESQ.
                         Wilson Sonsini Goodrich & Rosati
                             Professional Corporation
                 650 PageMill Road, Palo Alto, California 94304
                                (415) 493-9300

 	Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
 	If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
 	If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
 	If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
 	If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. |_|
 	If delivery of the prospectus is expected to be made pursuant to Rule 434, please the check the following box. |_|


                    CALCULATION OF REGISTRATION FEE
===============================================================================
                                       Proposed      Proposed
                                       Maximum       Maximum
 Title of Each Class       Amount      Offering      Aggregate      Amount of
 of Securities to be        to be      Price Per     Offering      Registration
     Registered          Registered    Share (1)     Price (1)        Fee
---------------------   ------------   ---------   -------------   ------------
Common Stock, $0.001     1,192,308
 par value per share      shares         $1.875    $2,235,577.50      $678

===============================================================================
(1)	Estimated solely for the purposes of calculation of the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock on the Nasdaq SmallCap Market on November 25, 1996.

 	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a)of the Securities Act of 1933 or until the Registration
Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

 ==========================================================================

Information contained herein is subject to completion. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

             SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996

                             1,192,308 Shares

                        Socket Communications, Inc.

                               Common Stock

 	This Prospectus covers 1,192,308 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Socket Communications, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders").

 	All of the Common Stock offered hereby consists of shares of Common Stock to be issued by the Company to the Selling Stockholders upon the conversion of shares of Series A Convertible Preferred Stock (the
"Preferred Stock") issued by the Company in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) thereof (the "Private Offering"). Such Preferred Stock may be converted into Common
Stock at the option of the holder, in whole or in part, at any time on or after December 31, 1996, into that number of shares of Common Stock of the Company equal to $100 divided by the Common Stock Price, which shall equal the lower of: (a) $2 5/8; and (b)65% of the average bid price of the Company's Common Stock, on the OTC Bulletin Board, for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such Preferred Stock. The Common Stock Price shall be subject to adjustment in certain events. For purposes of this Registration Statement, the Company has assumed a Common Stock Price of $1.30. The shares eligible for sale hereunder represent approximately 28% of the Company's issued and outstanding shares of Common Stock, assuming conversion of the Preferred Stock. See "Selling Stockholders" and "Plan of Distribution."

 	The Company will receive no part of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The Company and the Selling Stockholders have each agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

 	The Company's Common Stock is currently traded on the OTC Bulletin Board under the symbol SCKT, and listed on the Pacific Stock Exchange under the symbol SOK. From the date of the Company's initial public offering (June
6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market under the symbol SCKT. On November 25, 1996, the last sale price of the Company's Common Stock as reported on the Nasdaq SmallCap Market was $2 3/8 per share. See "Price Range of Common Stock."

 	The Common Stock offered hereby involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 4.

 	Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an underwriter within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

 	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is December 27, 1996

 	No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.


                        AVAILABLE INFORMATION

 	The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

 	The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.


            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 	There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

(1)	the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (the "Form 10-KSB");

(2)	the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

(3)	the description of the Company's Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A filed by the Company with the Commission on April 11, 1995 and the Company's Registration Statement on Form 8-A/A filed by the Company with the Commission on June 15, 1995.

 	All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

 	The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for such copies should be directed to the Company at Socket Communications, Inc., 37400 Central Court, Newark, California 94560, Attention: Chief Financial
Officer.  The Company's telephone number at that location is (510) 744-
2700.


                                THE COMPANY

 	Socket Communications, Inc. develops and sells data communications solutions for the mobile computer market. Socket's Wireless Messaging System consists of the PageCard receiver, PageSoft software and Socket Wireless Messaging Services. Other Socket products include serial PC Cards and wired Ethernet PC Cards.

 	The Company was incorporated in California in March 1992 and reincorporated in Delaware in June 1995. Its headquarters are located at 37400 Central Court, Newark, California 94560 and its telephone number is
(510) 744-2700.

                        Notice to California Investors

 	Each purchaser of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1995, and estimated during 1996, of $65,000 or more from all sources; or (ii)a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                              RISK FACTORS

 	This Prospectus contains forward-looking statements (identified with an asterisk "*") that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in, or incorporated by reference into, this Prospectus. In addition to the other information in this Prospectus, each prospective investor should carefully consider the following risk factors in evaluating the Company and its business before purchasing the securities offered hereby.

Future Capital Needs; Auditors' Report Contained Explanatory Paragraph Regarding Going Concern

 	The Company will require additional capital to fund its operations.* The Company believes its existing capital resources and revenue from operations will be inadequate to satisfy its working capital requirements through the end of 1997.* The Company will need to raise additional capital to fund operations in 1997, which the Company intends to seek through the private sale of equity securities.* There can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. The Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to current investors in the Company. The Company's independent auditors included an explanatory paragraph in their audit opinion with respect to the Company's 1995 financial statements which indicated substantial doubt about the Company's ability to continue as a going concern due to recurring operating losses and the need for additional financing. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing.

History of Operating Losses; Net Capital Deficiency; No Assurance of
Profitability

 	The Company was incorporated in March 1992 and has incurred significant operating losses in every fiscal period since inception. The Company expects to incur substantial quarterly operating losses at least
through the first half of 1997 and possibly longer.*    In order to become
profitable, the Company must obtain market acceptance of the PageCard receiver and enhanced PageSoft software products, develop page-enabled applications by independent software vendors in selected vertical markets, obtain continued increases in the market acceptance of the Company's serial and Ethernet cards, develop successful new products for new and existing markets, increase gross margins through higher sales volumes and contract manufacturing efficiencies, expand its distribution capability and manage its operating expenses. There can be no assurance that the Company will meet any of these objectives or ever achieve profitability.

Emerging Market for Wireless Data Communications Products

 	The market for wireless data communications products is only beginning to emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its products. Because this market is relatively new, and because current and future competitors are likely to introduce a variety of competing wireless data communications solutions, it is difficult to predict the rate at which this market will grow, if at all. If the wireless data communications market fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition will be materially adversely affected. Although the Company intends to conform its products to meet emerging standards in the wireless data communications market, there can be no assurance that industry standards will emerge or, if they become established, that the Company will be able to conform to these new standards in a timely fashion. Even if the market for wireless data communications products does develop, there can be no assurance that the Company's
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

products will achieve commercial success within such market. Furthermore, the Company is currently focusing on developing and delivering wireless data solutions for the specific needs of business in a number of vertical market segments such as field sales, field service, finance, real estate, health care, and transportation. * The Company believes that the preferred strategy for addressing such needs is to "page-enable" existing applications to allow the transfer of data from an application through the paging network to the PageCard receiver where it can be downloaded into a mobile computer. In August 1995, the Company released a software developer's kit ("SDK") for value added resellers and independent software vendors, which is designed to provide program interfaces for software developers to "page-enable" their applications and to work with major Microsoft operating systems. The Company expects "page-enabled" applications in these areas to become available beginning in the second half of 1996 and more extensively in 1997 and beyond.* There can be no assurance that such page-enabled applications will gain widespread commercial acceptance or that adoption of such applications will drive increased purchases of PageCard receivers. Finally, due to the unique nature of the PageCard receiver and PageCard WMS, which combine certain technologies and features of paging and mobile computing, the Company believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers.* Broad commercialization of the Company's products will require the Company to overcome significant technological and market development hurdles, many of which may not be currently foreseen.*

 	The mobile computer market represents only a small percentage of the installed base of personal computers, and there can be no assurance that the mobile computer market will continue to grow. Because all of the Company's products are used in mobile computing applications, the Company's future operating results would be materially adversely affected by any reduction in the rate of growth of the mobile computer market.

Rapid Technological Change; Dependence on Product Development; Product
Defects

 	The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and short product life cycles. Accordingly, the Company's success will be substantially dependent on a number of factors, including its ability to identify emerging standards in the wireless data communications field, enhance its products by adding features to provide a more complete solution and differentiate its products from those of its competitors, maintain superior or competitive performance in its products and bring products to market quickly. Given the emerging nature of the wireless data communications market, there can be no assurance that the Company's products or technology will not be rendered obsolete by alternative technologies. Further, short product life cycles expose the Company's products to the risk of obsolescence and require frequent new product introductions. If the Company is unable to develop or obtain access to advanced one-way and emerging two-way wireless data communications technologies as they become available, or is unable to design, develop, contract for the manufacturing of and introduce competitive new products on a timely basis, its future operating results will be materially adversely affected. Any significant delays in the design, development, manufacture or shipment of new or enhanced products would also materially adversely affect the Company's results of operations.

 	The markets for mobile computers and their peripherals and for wireless data communications are extremely competitive and characterized by rapidly advancing technology, frequent changes in user preferences and frequent product introductions.  The future success of the Company will depend in large part on its ability, and that of its strategic partners, to keep pace with advances in software and hardware technologies for mobile computing and wireless data communications. There can be no assurance that the Company will be able to respond effectively to these technological changes or to new product introductions by others. For example, the Company's PageCard receiver is designed to operate on the worldwide POCSAG protocol, and operates on the FCC-approved frequencies for paging and messaging technologies in the United States and Canada in the 930 MHz  frequency range. For the European market, the PageCard receiver operates on the Euromessage frequency of 466 MHz. New competitive wireless technologies, such as FLEX in the United States and ERMES in Europe, being developed by various market participants are not compatible with the POCSAG protocol and may be at different frequencies. If these new technologies succeed, paging carriers may cease to support POCSAG, and there is no assurance that the
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

Company will be able to develop future products based upon these new technologies. In addition, the Company's inability to develop products within any new FCC allocated frequencies for these new technologies could have a material adverse effect on the Company's business and results of operations.

 	Although the Company performs testing prior to new product introductions, the Company's hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, the Company may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require the Company to recall previously shipped products to make design modifications or cause unfavorable publicity, any of which could have a material adverse effect on the Company's operating results.

Competition

 	The Company anticipates intense competition from a number of companies. The overall market for communications products is increasingly competitive, and the Company expects competition in each of its market
areas to intensify. *    Currently, the Company does not have a direct
competitor for its PageCard; however, Kokusai produces a PC Card data pager that does not have a display. The Company faces indirect competition for short messaging applications from alphanumeric pagers, which are produced by many companies (including Motorola, NEC, Uniden, and others), and from alternative methods of downloading information into a mobile computer, primarily over telephone lines. In addition to competition from companies that offer wireless data communications devices, the Company could face competition for its PageCard receiver and PageCard WMS from companies that offer alternative wired or wireless communications solutions, or from large computer and network equipment companies.*

 	The Company competes with IBM and Smart Modular Technologies, among others, in the serial card market, although the Company believes that it is the leading worldwide seller of serial cards. The market for the Company's Ethernet card is highly competitive. Market leaders for Ethernet cards include 3Com and Xircom. The Company also faces competition from combination cards which combine Ethernet and other functions such as fax/modem. Companies offering combination cards include 3Com, Xircom and U.S. Robotics.

 	Many of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company and may succeed in establishing technology standards or strategic alliances in the data communications or mobile computer market, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. There can be no assurance that the Company will succeed in developing products or technologies that are more effective or better accepted in the market than those developed by its competitors. Furthermore, the Company will also be competing with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves and the level of competition increases.

Potential Fluctuations in Quarterly Results

 	The Company believes that its operating results will be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from distributors and OEM customers, delays in the introduction of enhancements to existing and new products, market
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

acceptance of existing and new products, competitive product introductions, the mix of products sold, changes in the Company's distribution network, the failure to anticipate changing customer product requirements, changes in the regulatory environment, the cost and availability of components, the level of royalties from and to third parties and general economic conditions. * The Company generally does not operate with a significant order backlog, and a substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. The Company is making significant investments in sales and marketing and in research and development, and if orders and sales do not meet expectations, the Company's operating results will be materially adversely affected. The Company expects to incur substantial quarterly operating losses at least through the first half of 1997 and possibly longer.*

Reliance on Third Party Component Suppliers and Contract Manufacturers

 	The Company subcontracts the manufacturing of substantially all of its products on a sole source basis to independent suppliers. Sole source components include the Company's proprietary high integration serial
("HIS") chip manufactured by AT&T Microelectronics that controls the signal transmission between the Company's PageCard receiver and Serial I/O products and the PC Card slot on the mobile computer, the PageCard receiver board and RF display, which are purchased from Mitsubishi Corporation in Japan, the Ethernet card purchased from Mitsubishi International
Corporation in the United States, and certain other cable and connector components. Although to date the Company has generally been able to obtain adequate supplies of these components, certain of these components are purchased on a purchase order basis, and the Company does not have long-term supply contracts for these components. In particular, the Company purchases HIS chips from AT&T Microelectronics, Tamarack chips from Tamarack, Ethernet cards from Mitsubishi International and Serial I/O cards from Hi-Tech Manufacturing by purchase order. There can be no assurance that the Company will not be affected by component shortages. Although the Company's suppliers are generally large, well financed organizations, a supplier's experiencing financial or operational difficulties that resulted in a reduction or interruption in supply to the Company would materially adversely affect the Company's results of operations until the Company established sufficient manufacturing supply through an alternative source.
The Company believes that there are alternative contract manufacturers that could produce the Company's products, but is not pursuing agreements or understandings with alternative sources. In the event of a reduction or interruption of supply it could take a significant period of time for the Company to qualify an alternative subcontractor, redesign the product as necessary and commence manufacturing. The Company's inability in the future to obtain sufficient sole or limited source components, or to develop alternative sources, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's results of operations.

Dependence on Third Party Strategic Alliances and Business Relationships

 	The Company's strategy is to establish strategic alliances and business relationships with leading participants in various segments of the
communications and mobile computer markets.*   The Company believes these
alliances enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presences of these companies in establishing and maintaining Socket's own position in the wireless data communications industry. In accordance with this strategy, the Company has entered into alliances or relationships with AT&T, Bell Mobility, Casio Computer Co., Dell Computer, Ex Machina, GTE, London Pager, Mitsubishi, The National Dispatch Center ("NDC"), PageNet and Stratus RTM.

 	The Company's success will depend not only on the Company's continued relationships with these parties, but also on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms.* The Company believes that, in particular, relationships with application software developers are extremely important in creating commercial uses for the Company's products necessary to achieve growth.*
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

 	In particular, Mitsubishi's relationship with the Company includes technology licensing, manufacturing and distribution rights. The Company has co-licensed certain technologies applying to the PageCard receiver, has contracted with Mitsubishi to supply the PageCard receiver and has granted Mitsubishi certain distribution rights to the PageCard receiver on a worldwide basis excluding North America. The Company's ability to manage the business relationship with Mitsubishi effectively is important to the success and operating results of the Company. The Company's operating results would be materially adversely affected if it were required to replace Mitsubishi as a supplier. The Company must purchase specified minimum volumes of the PageCard receiver to achieve certain discounts which, if not obtained, could adversely affect the gross margin or pricing for the PageCard.

 	The Company's relationship with NDC for SWiMS includes certain customer service activities. NDC has agreements to page messages through PageNet and other paging carriers. Should NDC go out of business, discontinue its relationship with the Company or with PageNet or not be able to adequately provide services for SWiMS, the market for the PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found. Should PageNet go out of business, be incapable of providing low cost airtime services or discontinue its relationship with NDC, the market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found.

 	The Company recently introduced its PageCard receiver and PageCard WMS in France and the U.K. In France, paging services are provided by France Telecom Mobiles Radiomessagerie, a nationwide paging network, and advanced messaging services are provided by Stratus RTM. In the U.K., paging services are provided by Hutchison Telecom, a nationwide paging network, and advanced messaging services are provided by London Pager. The Company does not have any commitment from any of these companies as to the level of sales and marketing effort it will conduct or as to any minimum number of customers. Should the sales and marketing effort of any of these companies fall short of expectations, or should any of them go out of business or be incapable of adequately providing wireless messaging services, the European market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as suitable replacements could be found.

Management of Growth

 	Depending on the extent of its future growth, the Company may experience a significant strain on its management, operational and financial resources.  The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new
management personnel. *   In addition, three of the Company's officers have
joined the Company since March 1996. Martin Levetin joined the Company in March 1996 as President and Chief Executive Officer, Howard Case joined the Company in July 1996 as Vice President of Marketing and John O'Leary joined the Company in August 1996 as Vice President of Sales. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations.

Dependence on Key Employees

 	The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial, technical or sales and marketing personnel or that it can attract, assimilate and retain such employees in the future. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

material adverse effect upon the Company's results of operations. The Company does not have key man life insurance for any of its employees.

Foreign Currency Fluctuations Affecting Costs

 	The PageCard receiver is supplied by Mitsubishi in Japan under an agreement that provides for adjustment in the Company's purchase costs when the average exchange rate of the Japanese yen is less than threshold levels of 95 yen to the U.S. dollar (price increase) or more than 105 yen to the U.S. dollar (price decrease). Purchase costs are adjusted by the ratio of the yen exchange rate to the applicable threshold level. The Company experienced adjustments in 1995 as a result of exchange fluctuations. To date, such adjustments have not materially affected the Company's costs but could do so in the future if the Company cannot offset price increases through higher selling prices, other operating efficiencies or a subsequent increase in the value of the dollar.

Distribution Risks, Product Returns and Warranties

 	The Company sells its products primarily through distributors, resellers and OEMs. To date the Company has not achieved significant OEM sales and there can be no assurance that the Company will achieve significant sales through this channel. The Company's largest distributors, Tech Data, Inc. and Ingram Micro, accounted for approximately 12% and 11%, respectively, of the Company's revenue in 1995, and approximately 12.8% and 17.4%, respectively, of the Company's revenue for the first nine months of 1996. The Company's agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. The Company's OEMs, distributors and resellers are not within the control of the Company, are not obligated to purchase products from the Company and may represent other lines of products. A reduction in sales effort or discontinuance of sales of the Company's products by its OEMs, distributors and resellers could lead to reduced sales and could materially adversely affect the Company's operating results. Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these distributors may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in the Company's future operating results. The distribution industry has been characterized by rapid change, including consolidations and financial difficulties of distributors and the emergence of alternative distribution channels. In addition, there are an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of the Company's major distributors could have a material adverse effect on the Company's operating results. Moreover, the Company is seeking to broaden its channels of distribution and intends to sell its products
through new distribution channels such as mass merchandisers. *   There can
be no assurance that the Company will be able to successfully sell its products through these new channels.

 	The Company allows its distributors to return a portion of their inventory to the Company for full credit against other purchases. In addition, in the event the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. There can be no assurance that actual returns and price protection will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition.
In addition, the Company's comprehensive two year warranty for its wired products and one year warranty for its wireless products permit customers to return any product if the product does not perform as warranted.  To date, the Company has not experienced any warranty claims, returns, stock rotation exchanges or price protection adjustments materially above those anticipated. However, future warranty claims, returns, stock rotation exchanges, or price protection adjustments could be materially higher then anticipated. The Company intends to continue to introduce new and enhanced products, which could result in higher warranty or return claims due to the risks inherent in the introduction of such products.* There can be no assurance that warranty claims or returns will not have a material adverse effect on future operating results.
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

Export Sales

  	Export sales (sales to customers outside the United States) accounted for approximately 40% of the Company's revenue in 1995 and 42% of revenue for the nine months ended September 30, 1996, and the Company anticipates that export sales will continue to account in 1996 for a significant
portion of revenue. *   Accordingly, the Company's operating results are
subject to the risks inherent in export sales, including unexpected changes in regulatory requirements, exchange rates, tariffs or other barriers and difficulties in managing foreign sales operations.

Uncertainty of Protection of Patents and Proprietary Rights

 	The Company relies on a combination of patents, trademarks and non-disclosure agreements in order to establish and protect its proprietary rights. The Company has filed, and intends to continue to file, applications as appropriate for patents covering its products.* There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents issue, and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others. The Company has also trademarked some of its proprietary product names and logos and claims copyright protection for its proprietary software. Litigation may be necessary to enforce the Company's patents, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

 	In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. There can also be no assurance that third parties will not assert intellectual property infringement claims against the Company. Although no written claims or litigation related to any such matter are currently pending against the Company, there can be no assurance that none will be initiated, or that the Company would prevail in any such litigation seeking either damages or an injunction against the sale of the Company's products. Moreover, there can be no assurance that, if such an injunction were to issue, the Company would be able to obtain any necessary licenses on reasonable terms or at all.

Shares Eligible for Future Sale

 	Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing stockholders and warrant-holders could materially adversely affect the market price of the Company's Common Stock. As of October 31, 1996 the Company had outstanding 3,023,365 shares of Common Stock. Of these shares, approximately 419,400 shares are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act") subject to contractual lock-up agreements under which the holders of such shares and options have agreed that they will not sell any shares owned by them (or subsequently acquired under any option, warrant or convertible security owned prior to this Offering), except with
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

the prior written consent of the Placement Agent, for certain periods of time through January 6, 1997. All 419,400 Restricted Shares will be eligible for sale on January 6, 1997. Sales in the public market of substantial amounts of Common Stock or the perception that such sales could occur could depress prevailing market prices for the Common Stock.

Possible Volatility of Stock Price

 	The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the mobile computer or wireless data communications industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance. No assurance can be given that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations which are unrelated to the Company's performance.

Illiquidity of Trading Market

From the effective date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market. However, the Common Stock was de-listed from such market effective November 27, 1996 and since then has traded on the OTC Bulletin Board. The Company's Common Stock is also quoted on the Pacific Stock Exchange. As a result of this de-listing, an investor will find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are now subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, removal from the Nasdaq SmallCap Market could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

No Anticipated Dividends

 	The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business.

Limitations on Liability and Indemnification Matters

 	As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

                             USE OF PROCEEDS

 	All 1,192,308 shares of Common Stock covered by this Prospectus may be offered from time to time by one or all of the Selling Stockholders. The Company will receive no part of the proceeds from such sales.


                       PRICE RANGE OF COMMON STOCK

From the effective date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market. However, the Common Stock was de-listed from such market effective November 27, 1996 and since then has traded on the OTC Bulletin Board under the symbol SCKT. The Company's Common Stock has been quoted on the Pacific Stock Exchange under the symbol SOK since June 22, 1995. Prior to June 6, 1995, there was no public market for the Common Stock. The following table sets forth for the periods indicated the high and low closing sale prices of the Common Stock as reported on the Nasdaq SmallCap Market.

1995				                                       			 		 High		       Low
----                                                --------    --------
Quarter ended June 30, 1995 (from June 6, 1995)  			$6 3/4	    	$5 11/16
Quarter ended September 30, 1995 		  			             6 1/2	   	  5  1/4
Quarter ended December 31, 1995		  		              	 6 1/16	  	  2  5/8

1996
----
Quarter ended March 31, 1996		  				                 4 3/4   		  3
Quarter ended June 30, 1996		  				                  7 3/8		     2  7/8
Quarter ending September 30, 1996		 			              4 3/8	   	  2  7/8
Quarter ending December 31, 1995 (through
  November 25, 1996)                                 3 5/8   		  1  9/16


 	On November 25, 1996, the last sale price of the Common Stock as reported on the Nasdaq SmallCap Market was $2 3/8 per share. As of November 25,
1996, there were approximately 1,000 holders of record of the Common Stock.

                             DIVIDEND POLICY

 	The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's bank line of credit prohibits the payment of cash dividends without the written consent of the lender.

                          SELLING STOCKHOLDERS

 	The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock being offered by each of them hereby. Upon completion of the offering, assuming all shares of Common Stock being offered are sold, none of the Selling Stockholders will own any shares of Common Stock. The shares of Common Stock are being registered to permit secondary trading of the shares of Common Stock, and the Selling Stockholders may offer shares of Common Stock for resale from time to time. See "Plan of Distribution."

  The Selling Stockholders acquired shares of Series A Convertible Preferred Stock pursuant to Subscription Agreements (the "Agreements") dated as of November 1, 1996, between the Company and each Selling Stockholder. The Selling Stockholders purchased a total of 15,500 shares of Series A Convert-ible Preferred Stock at a price of $100 per share. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder, in whole or in part, at any time on or after December 31, 1996, into that number of shares of Common Stock of the Company equal to $100 divided by the Common Stock Price, which shall equal the lower of (a) $2 5/8 and (b) 65% of the average bid price of the Company's Common Stock, on the OTC Bulletin Board, for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such Share.
The Common Stock Price shall be subject to adjustment in certain events.
For purposes of this Registration Statement, the Company has assumed a Common Stock Price of $1.30.

 	The Selling Stockholders represented in the Subscription Agreements that they were accredited investors and were purchasing the Series A Convertible Preferred Stock and the Common Stock issuable upon exercise of the Series A Convertible Preferred Stock for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Subscription Agreements require the Company to file a registration statement under the Securities Act, to which this Prospectus relates, with respect to the resale of the applicable shares.

 	H.J. Meyers & Co., Inc. ("H.J. Meyers") acted as sales agent for the Company in connection with the private placement. For the performance of such services H.J. Meyers was paid a fee by the Company, including a warrant to purchase 435,393 shares of Common Stock.

 	Because the Selling Stockholders may sell all or some portion of the shares covered by this Prospectus, no estimate can be given as to the number of shares and the percentage of outstanding Common Stock that will be held by any of them after any particular sale.

 	The following table and accompanying footnotes identify each Selling Stockholder and based upon information provided to the Company, set forth information as of November 25, 1996 with respect to the shares held by or acquirable by, as the case may be, each Selling Stockholder. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.


                          Shares Beneficially              Shares Beneficially
                              Owned Before                    Owned After
                              Offering (2)       Shares       Offering (2)
                          -------------------   Offered    -------------------
Selling Stockholder (1)     Number    Percent    Hereby      Number    Percent
-----------------------   ---------  --------   --------   ---------  --------

Arnold Wong                 19,230       *       19,230        -          *
Berckeley Investment Group 384,615      9.1%    384,615        -          *
Coutts & Co. AG            115,384      2.7%    115,384        -          *
Harry Salzman               76,923      1.8%     76,923        -          *
Jerry Houston               91,044      2.2%     38,461      52,583      1.2%
Julius Baer Securities     153,846      3.6%    153,846        -          *
Peter G. Colmer             38,461       *       38,461        -          *
Roderick Deleersnijder      38,461       *       38,461        -          *
Ronald & Nancy Thomas
  Family Trust              19,230       *       19,230        -          *
Swedbank (Luxembourg) S.A. 192,307      4.6%    192,307        -          *
Van Moer Santerre & Cie     76,923      1.8%     76,923        -          *
Weinberg Family Trust       38,461       *       38,461        -          *

___________________
*	Less than 1%

(1)	To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2)	Percentage ownership is based on: (i) 3,028,976 shares of Common
    Stock outstanding as of November 25, 1996, and any shares issuable pursuant to warrants or options held by the person or group in question which may be exercised or converted on November 25, 1996 or within 60 days thereafter; and (ii)after the offering, assumes sale of all shares offered hereby.

                         PLAN OF DISTRIBUTION

 	The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Common Stock covered hereby. The Selling Stockholders may sell the Shares being offered hereby: (i) on the OTC Bulletin Board, on the Pacific Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii)in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

 	Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

 	The Company has advised the Selling Stockholders that the anti-manipulation Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales of Shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers on or prior to sales of the Shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

 	The Selling Stockholders have advised the Company that no sale or distribution, other than as disclosed herein, will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Selling Stockholders have also agreed that if any holder of such securities shall propose to sell any securities pursuant to the Registration Statement, it shall notify the Company of its intent to do so at least three full business days prior to such sale. At any time within such period, the Company may refuse to permit the holder of such securities to resell any securities pursuant to the Registration Statement. In order to exercise this right, the Company must deliver a certificate in writing to the holder of such securities to the effect that a delay in such sale is necessary because a sale pursuant to such Registration Statement in its then-current form could constitute a violation of the federal securities laws. In no event shall such delay exceed ten trading days, provided that if, prior to the expiration of such ten trading day period, the Company delivers a certificate in writing to the holder of such securities to the effect that a further delay in such sale beyond such ten trading day period is necessary because a sale pursuant to such registration statement in its then-current form could constitute a violation of the federal securities laws, the Company may refuse to permit the holder of such securities to resell any Registrable Securities pursuant to the registration statement for an additional period not to exceed ten trading days.

 	In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

 	At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

 	There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.


                               LEGAL MATTERS

 	The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich& Rosati, Professional
Corporation, Palo Alto, California.


                                  EXPERTS

 	The financial statements of Socket Communications, Inc. appearing in Socket Communications, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing..


                    DISCLOSURE OF COMMISSION POSITION ON
               INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

 	Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Company's Certificate of Incorporation and Article VI of the Company's Bylaws provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Company has entered into Indemnification Agreements with its officers and directors and certain stockholders.

 	Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                PART II

                INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

 	The Company will bear no expenses in connection with any sale or other distribution by the Selling Stockholders of the shares being registered other than the expenses of preparation and distribution of this Registration Statement and the Prospectus included in this Registration Statement, as well as the expenses incurred in connection with compliance with blue sky laws. Such expenses are set forth in the following table.
All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

                          			                 Amount To
								                                       Be Paid
                                            ------------
SEC registration fee				                    	$      678
Pacific Stock Exchange listing fee				            	-
Legal fees and expenses					                      3,000
Accounting fees and expenses				                  2,000
Blue Sky fees and expenses	              			      2,000
Miscellaneous						                               	-
                                            ------------
 	Total                                							$   7,678


Item 15.  Indemnification of Directors and Officers

 	Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Registrant's Certificate of Incorporation and Article VI of the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Registrant has entered into Indemnification Agreements with its officers and directors and certain stockholders.

Item 16.  Exhibits

Exhibits
 5.1	   Opinion of Wilson Sonsini Goodrich& Rosati, P.C.	(see page II-4)
23.1	  Consent of Ernst & Young LLP, independent auditors (see page II-5).
23.2	  Consent of Wilson Sonsini Goodrich & Rosati, P.C.(included in
       Exhibit 5.1).
24.1	Power of Attorney (see page II-3).

Item 17.  Undertakings

 	Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 	The undersigned Registrant hereby undertakes:

 	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	To include any prospectus required by section 10(a)(3)of the
Securities Act of 1933;

	(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

	(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 	provided, however, that subparagraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

 	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 	The Registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

 	For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
____________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

                                SIGNATURES

 	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and authorized this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, in the City of Fremont, State of California, on the 27th day of November, 1996.

	                                       						SOCKET COMMUNICATIONS, INC.

                                       							By: /s/ David Dunlap
                                                 ------------------------
                                          							David Dunlap
							                                         	Vice President,
							                                         	Finance and Administration
                                                 and Chief Financial Officer


                             POWER OF ATTORNEY

 	KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Martin Levetin, Micheal Gifford and David Dunlap, and each one of them, individually and without any other, his or her attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

 	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	                 					Title		                   				Date
---------                       -----                         ----

/s/ Martin Levetin     President, Chief Executive Officer    November 27, 1996
-------------------    and Director (Principal Executive
    Martin Levetin     Officer)

/s/ David Dunlap  			 	Chief Financial Officer and Vice      November 27, 1996
-------------------    President of Finance and
    David Dunlap	    		Administration (Principal Financial
		                  		 and Accounting Officer)

/s/ Micheal Gifford			 Executive Vice President              November 27, 1996
-------------------    and Director
    Micheal Gifford

/s/ Charlie Bass				 	 Chairman of the Board of Directors   	November 27, 1996
-------------------
    Charlie Bass

/s/ Jack Carsten 			 	 Director                         					November 27, 1996
-------------------
    Jack Carsten


/s/ Gary Kalbach				 	 Director		                         			November 27, 1996
-------------------
Gary Kalbach

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